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                        MAINSTAY INSTITUTIONAL FUNDS INC.

                              ARTICLES OF AMENDMENT


         Mainstay Institutional Funds Inc., a Maryland corporation registered under the Investment Company Act of 1940 and having its principal office in Baltimore, Maryland (hereinafter called the "Company"), certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST, on March 2, 1999, the Board of Directors of the Company adopted a resolution changing the name of one of the classes of stock of the Company from "Multi-Asset Fund" to "Asset Manager Fund." The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of the Asset Manager Fund, as set forth in the Articles of Incorporation as heretofore amended, are not changed by these Articles of Amendment.

         SECOND, the amendment to the Articles of Incorporation as herein above set forth is limited to change expressly permitted by Section 2-605 of the General Corporation Law of Maryland to be made without action by the stockholders, and has been duly advised and approved by a majority of the entire Board of Directors.

         IN WITNESS WHEREOF, Mainstay Institutional Funds Inc. has caused these Articles of Amendment to be signed in its name on its behalf by its authorized officers who acknowledge that these Articles of Amendment are the act of the Company, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles of Amendment are true in all material respects and that this statement is made under the penalties of perjury.

         Dated this 26th day of April, 1999.

                                            MAINSTAY INSTITUTIONAL FUND INC.


                                            By: /s/ Linda M. Livornese
                                                ----------------------
                                                Linda M. Livornese
                                                President

Attest:

/s/ Sara L. Badler
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Sara L. Badler
Secretary